Exhibit 99.1

Event ID: 137471438953
Event Name: Q1 2016 Questar Corp Earnings Call
Event Date: 2016-04-28T13:30:00 UTC

C: Kevin Hadlock;Questar Corporation;EVP & CFO
C: Ron Jibson;Questar Corporation;Chairman, President & CEO
C: Micheal Dunn;Questar Corporation;EVP & President, Questar Pipeline
C: Brady Rasmussen;Questar Corporation;EVP & COO, Wexpro
P: Chris Sighinolfi;Jefferies;Analyst
P: Operator;;

+++ presentation

Operator^ Good morning, my name is Karina and I will be your conference operator today. At this time I would like to welcome everyone to the Questar first-quarter 2016 earnings release conference call.

(Operator Instructions)

Mr. Kevin Hadlock, you may begin your conference.

Kevin Hadlock^ Thank you, Karina. Good morning everyone and thank you for joining us for Questar's first-quarter 2016 earnings conference call.

I am Kevin Hadlock, Questar's Chief Financial Officer. With me today is Ron Jibson, Chairman President and CEO of Questar Corporation. In addition, I am joined by Craig Wagstaff from Questar Gas, Brady Rasmussen from Wexpro and Micheal Dunn from Questar Pipeline.

During this call we will be referring to our first-quarter 2016 earnings presentation that can be found on our website at www.Questar.com.

Moving to slide 2. Before we begin let me remind you that we will be making forward-looking statements during our call today and actual results could differ from our estimates for a variety of reasons that we described in our SEC filing. Also this call references non-GAAP financial measures. Our slides in the appendix of the presentation provide reconciliations to these measures.

Let's begin with a review of the first quarter on slide 4. Yesterday we reported first quarter 2016 adjusted earnings of $87.5 million, up 3% compared to net income of $84.6 million during the same period in 2015. On an adjusted earnings per share basis we reported $0.50 per diluted share, which was 4% higher when compared to our first-quarter 2015 earnings per share.

Adjusted EBITDA was $208.1 million in the first quarter, an increase of 2% compared to the same period last year. Excluding energy efficiency program costs, consolidated O&M and G&A expense was down 5% compared to the same period last year. Capital investment for the first three months of 2016 was $68.5 million compared to $77.5 million in the first three months of 2015.

Turning to slide 5. As I mentioned, we saw that a $2.9 million increase in earnings in the first quarter compared to the prior year. We will discuss each Company's performance as we go.

Moving to slide 6. Questar Gas, our local gas-distribution utility, showed and $9.8 million increase in gross margin during the first quarter of 2016 to $151 million. Adjusted EBITDA grew by $7.9 million, driven by a strong 2.1% customer growth rate.

Net income grew to $47.6 million compared to $43.8 million in the same period last year. Questar Gas's capital investment in the first quarter was $59.1 million, an increase of $4.7 million compared to the first quarter of 2015.

Turning to slide 7. Wexpro, our natural gas development and production company, reported adjusted EBITDA of $65.5 million in the first-quarter 2016, down $1.8 million or about 3% compared to the same period in 2015. Net income was down $1.5 million to $26.2 million, a decrease of 5% from the first quarter of 2015.

This is primarily the result of lower average investment base for the first quarter compared to the first quarter last year. Wexpro had capital investments of $4.2 million in the first quarter of 2016 compared to last year's $10.2 million for the same period.

Moving to slide 8. Revenue at Questar Pipeline, our intrastate natural gas pipeline and storage business, was down $3.9 million in the first quarter of 2016 compared to the same quarter last year. During the quarter, Questar Pipeline delivered net income of $14.2 million, up $300,000 or 2% compared to the first quarter of 2015. Capital investment at Questar Pipeline in the first quarter of 2016 was $6.6 million, which was $2.1 million lower than the prior year.

Moving to slide 9. With regard to cost, Questar's adjusted operating and maintenance costs in the first quarter of 2016 were down $3.5 million compared to the same period last year. General and administrative expenses were up $200,000 compared to the first quarter of 2015.

Production and other taxes were $2.1 million lower, driven by lower natural gas prices and production volumes at Wexpro. Depreciation in the first quarter of 2016 was up $1.6 million compared to the same period last year due to higher capital spending at Questar Gas. Consolidated interest expense was relatively flat in the first quarter of 2016.

Turning to slide 10. For the first three months of 2016, the Company generated operating cash flow before working capital changes of $134.9 million, a decrease of 4% compared to the first three months of 2015. At the end of the first quarter, Questar had net available liquidity of $541.9 million with $541.5 million of unused commercial paper capacity.

With that let me turn the time over to Ron to discuss operations and Questar's outlook.

Ron Jibson^ Well, thank you, Kevin, for that summary. And good morning everyone and thank you for joining us on the call. We had an exciting and successful first quarter for 2016.

Earnings were in line with our expectations and we have made good progress on the merger with Dominion Resources. Additionally just last week the American Gas Association recognized Questar Pipeline with the 2015 safety achievement award for experiencing the lowest motor vehicle accident rate in their line of business. While the low natural gas price environment continues to present some challenges, our employees have performed well and risen to the occasion.

Before we discuss our outlook for the remainder of the year, I'd like to provide an update on the progress of the transaction with Dominion Resources on slide 12. As we have mentioned before, we are excited about the potential Dominion brings for growth and economic development to the West. Like Questar, Dominion is an exemplary company and corporate citizen.

We believe that the combination will provide long-term benefits to our customers, communities and employees. On February 23, the Federal Trade Commission granted early termination of the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

In early March, Questar and Dominion filed merger applications with the Public Service Commissions of Utah and Wyoming. Notice of the proposed merger was also provided to the Idaho Public Utilities Commission. Hearings on the proposed merger are expected to occur later this year in August and September.

As many of you are aware, the closing of the transaction requires shareholder approval. Questar has scheduled a special shareholder meeting for Thursday, May 12 in order to vote on the proposed merger. After all required approvals are received the merger closing could occur sometime during the third or fourth quarter of this year.

Turning to slide 13. Questar's return on equity continues to be industry-leading. For the 12 months ended March 31, we delivered a consolidated adjusted return on equity of 17.1%. This superior return is supported by Wexpro which provided an adjusted ROE of 14.9%. Questar Pipeline's return on equity was 10.9% and on a financial basis, Questar Gas delivered an ROE of 10.5%.

Moving to slide 14 and our full-year outlook. We are pleased with our first-quarter performance in 2016. Our employees continue to work hard to control costs while improving both efficiency and effectiveness. Strong customer growth at Questar Gas coupled with the ongoing infrastructure-replacement program support long-term earnings and rate base growth at the utility.

While we see commodity markets continuing to present a challenge in the foreseeable future, we also see the continuation of strong economic development in the state of Utah. Over the last 12 months, Questar Gas increased by almost 21,000 customers, a notable growth rate of 2.1%. In the coming months we anticipate that the utility will add its 1 millionth customer.

In addition to the success at Questar Gas we are optimistic that catalysts such as third-party cost-of-service arrangements afford a promising outlook for Questar's long-term growth and performance. While sustained weak commodity prices may limit near-term development and growth opportunities at Wexpro and Questar Pipeline, we reiterate our initial 2016 earnings guidance of $1.25 to $1.35 per share, excluding costs associated with the merger. For the full year we expect to spend approximately $375 million of capital and earn a consolidated return on equity between 15% to 18%.

Concluding on slide 15. I want to emphasize Questar's unique strengths. Our integrated operations span the entire natural gas value chain from “wellhead to burner tip.” Our constructive regulatory relationships produce appropriate risk-adjusted returns. Our strong credit ratings and credit metrics reflect the strength of our balance sheet.

The stability of our cash flow provides capital to fund growth initiatives and support our growing dividend which has increased 44 times in the last 44 years. Dominion Resources recognizes the value of these unique strengths and we look forward to combining with them. Their size and financial resources expand Questar's potential for future opportunities.

With that we would be happy to take your questions and we will turn it back to Karina.

+++ q-and-a

Operator^ (Operator Instructions) Chris Sighinolfi, Jefferies.

Chris Sighinolfi^ Hey, Ron, how are you? And congratulations on yesterday's announcement regarding your retirement.

Ron Jibson^ Well, thank you.

Chris Sighinolfi^ Pending retirement.

Ron Jibson^ Yes, that's true. Pending.

Chris Sighinolfi^ Still some work to do. I was just curious on a couple of smaller things.

There was -- maybe this is a question for Kevin. There was kind of a sizable change in the working capital first quarter this year versus last, and I was just wondering if there was a particular thing that drove that?

Kevin Hadlock^ Yes, sure, Chris. Within Questar Gas because we had a warmer than normal winter, we are a bit over-collected in our gas-balancing account.

That will reverse itself as we go through and adjust rates in the normal course. So just a bit over-collected and carrying higher customer balances from that gas-balancing account.

Chris Sighinolfi^ Okay, perfect. And then I was curious, obviously we've had lots of different visions for Southern Trails over the last couple of years and I saw in last night's release you guys reiterated the idea of pursuing the sale of that pipe. So just kind of two questions related to that.

One, how should we think about that process progressing and then if you're unlikely to find a buyer at a suitable price, what happens with Southern Trails? Is there I think you had been rolling sort of short-term gas contracts on it. Is that just the expectation that we would continue to see that effort and a sale process as being sort of in the background as a continued effort or would we think about some other avenue for that asset?

Ron Jibson^ Yes, Chris, I appreciate the questions. And we will ask Micheal Dunn if he'll update us on that.

Micheal Dunn^ Good morning, Chris. We're still in the process to execute a sale of Southern Trails and we plan to do that by the end the second quarter as the current goal today.

And for your second question, if we're unable to execute a sale that we deem appropriate, we'll continue to operate the asset as a gas pipeline as we're required to by the FERC. But then we'll re-evaluate what options that we have there.

And continued operation of the pipeline is one. Obviously continuing to pursue a sale is another as this is a non-core asset, we believe, to Questar Corp. And then obviously we could evaluate whether we decided to shut down the pipeline ultimately, but obviously the first two options are something that we would consider first.

Chris Sighinolfi^ Okay. Thanks. And I think my final question, Ron, you had talked in obviously quarters past and years past around natural gas hydrocarbon reserve, procurement purchase and then development for third-party partners.

I was just curious how the conversations have been around any sort of asset purchase? Natural gas prices obviously remain very low but it seems like at least in our discussions with clients there's a growing conviction around perhaps some strengthening in price given the lack of investment by much of the upstream universe. And so I just didn't know what that led to in terms of bid/ask spreads when it came to acquiring further assets on that front?

Ron Jibson^ Great question, Chris. And we are continuing to stay focused on those initiatives, certainly, and we see those for the long-term impacts with Wexpro. I will ask Brady if he will give us an update on where we're at on some of that.

Brady Rasmussen^ Good morning, Chris. Yes, the margins have been tough and a lot of the companies out there in distress don't have great assets as we've been looking at.

But we're not too far away from if gas prices strengthen a little bit there's going to be some opportunities, especially in our core areas I believe. So we're still keeping in touch with all of those other producers for opportunities and just waiting for the right time and opportunity.

Chris Sighinolfi^ Okay, but you think strengthening gas price will actually convince those who have assets of quality to part with them?

Brady Rasmussen^ Yes, just because of the margins that are involved in those. There tends to be no positive cash flow margins with a lot of those properties. It's hard to assign a value to that and justify buying that within a cost-of-service program and making that work for another end-user.

So we’ll see if they'll strengthen there should be a lot more opportunity to do that. We need a little better prices, though, to make those things happen.

Chris Sighinolfi^ Okay, understood. Well, thanks a lot for the time this morning guys. I appreciate it.

Ron Jibson^ Thank you, Chris as always. We appreciate you.

Operator^ (Operator Instructions) There are no further questions at this time.

Ron Jibson^ All right. We again thank you very much for joining us this morning for our quarter call and we look forward to visiting with you in the future and we appreciate your support this morning. Thank you.

Operator^ This concludes today's call. You may now disconnect.

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